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                                                                  EXHIBIT 99.I




              CAPITAL INVESTMENT OF HAWAII, INC. AND SUBSIDIARIES

                    Computation of Net Loss Per Common Share

                   Three months ended April 30, 1995 and 1994

                                      and

                    Nine months ended April 30 1995 and 1994

                                  (Unaudited)


                                                          Three Months                       Nine Months
                                                            April 30,                         April 30,
                                                     1995             1994               1995         1994
                                                  ----------       ---------         ----------    ---------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
    OUTSTANDING:

    Common shares issued                           1,723,765       1,723,765          1,723,765    1,723,765
         Less common shares in treasury              691,082         691,082            691,082      691,082
                                                  ----------       ---------         ----------    ---------

Weighted average shares outstanding
    during the period                              1,032,683       1,032,683          1,032,683    1,032,683
                                                  ==========       =========         ==========    =========


Net loss                                          $  (17,957)       (204,061)        $ (702,704)   $(677,893)
                                                  ==========       =========         ==========    =========

Net loss per common share                         $     (.02)           (.20)        $     (.68)   $    (.66)
                                                  ==========       =========         ==========    =========
